Exhibit 2.1

ASSET PURCHASE AGREEMENT

Dated as of

July 26, 2016

By and among

DERMA SCIENCES, INC.

and

DErMA FIRST AID PRODUCTS INC.

and

DUKAL CORPORATION

CONFIDENTIAL

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7.7	Resale of Purchased Inventory	11
7.8	Disclosure	11

SECTION 8.	COVENANTS OF SELLERS	11
8.1	Confidentiality	11
8.2	Pre-Closing Covenants of Sellers	12
8.3	Payments with Respect to Purchased Inventory	14

SECTION 9.	COVENANTS OF BUYER	14
9.1	Confidentiality	14
9.2	Employees	14
9.3	Intentionally omitted	15
9.4	Payments with Respect to Excluded Assets	15

SECTION 10.	COVENANTS OF SELLERS, BUYER	16
10.1	Cooperation	16
10.2	Further Assurances	16
10.3	Post-Closing Tax Matters	16
10.4	Transition Services	16
10.5	Brazilian Sales	17

SECTION 11.	CONDITIONS TO CLOSING	17
11.1	Conditions to Obligations of Buyer	17
11.2	Conditions to Obligations of Sellers	18

SECTION 12.	SURVIVAL; INDEMNIFICATION	19
12.1	Survival	19
12.2	Indemnification By Sellers	19
12.3	Indemnification By Buyer	20
12.4	Notice; Payment of Losses; Defense of Claims	21
12.5	Right of Set-off	22
12.6	Purchase Price Adjustment	23
12.7	Exclusive Remedy	23

SECTION 13.	MISCELLANEOUS	23
13.1	Notices	23
13.2	Amendments; No Waivers	24
13.3	Expenses	24
13.4	Successors and Assigns	24
13.5	Governing Law; Consent to Jurisdiction	24
13.6	Counterparts; Effectiveness	25
13.7	Entire Agreement	25
13.8	Bulk Sales Laws	25
13.9	Taxes Related to Transfer of Purchased Assets	25

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EXHIBITS

Exhibit A	Assignment of Lease
Exhibit B	Non-Competition and Non-Solicitation Agreement
Exhibit C	Promissory Note
Exhibit D	Transition Services Agreement
Exhibit E	Bill of Sale

DISCLOSURE SCHEDULES

Schedule 2.1(a)	List of Products
Schedule 2.1(c)	Business Intellectual Property
Schedule 2.1(d)	Fixed Assets
Schedule 2.1(e)	Agreements
Schedule 2.1(f)	Governmental Authorizations
Schedule 3.1	Rebates & Sales Incentives Accrued as of Closing Date
Schedule 5	Tax Allocation Statement
Schedule 6.4	Litigation
Schedule 6.7	Consents
Schedule 6.8(b)	Material Customers
Schedule 6.9	Material Vendors
Schedule 6.11	Sales Register
Schedule 6.13	Absence of Certain Changes
Schedule 6.14	Express Warranties
Schedule 6.16	Product Recalls
Schedule 7.4	Litigation
Schedule 7.6	Consents
Schedule 7.7	Finder’s Fees

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (herein, the “Agreement”) is made and entered into this 26th day of July, 2016, by and among Derma Sciences, Inc., a Delaware corporation and Derma First Aid Products, Inc., a Pennsylvania corporation, each with offices at 214 Carnegie Center, Suite 300, Princeton, New Jersey 08540 (collectively “Sellers”), and Dukal Corporation, a New York corporation (“Buyer”).

WHEREAS, subject to the terms and conditions hereof, Sellers desire to contribute, assign, transfer, convey and deliver to Buyer, certain of its assets used or useful exclusively in connection with Sellers’ first aid business division operated out of Houston, Texas (the “Business”), as more specifically set forth herein; and

WHEREAS, subject to the terms and conditions hereof, Buyer desires to acquire from Sellers, certain assets used or useful exclusively in connection with the Business (the “Transaction”).

NOW THEREFORE, in consideration of the premises, and of the mutual covenants hereinafter contained, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

SECTION 1.         DEFINITIONS

1.1          Definitions. The following terms, as used herein, have the following meanings:

“Assignment of Lease” shall mean the Assignment and Assumption of Lease between Sellers, Buyer and Landlord in the form annexed as Exhibit A.

“Audit Date” shall mean the date which was two (2) days prior to the Closing Date.

“Average Actual Cost” shall mean, as to any Purchased Inventory, Sellers’ average actual invoiced cost of such Inventory, consistently applied with past practices.

“Business Intellectual Property” means those inventions (whether patentable or unpatentable and whether or not reduced to practice), patents, patent applications, trademarks, trademark applications, service marks, formulas, trade dress, logos, slogans, trade names, packaging designs, internet domain names, copyrightable works, copyrights, copyright registrations, trade secrets, confidential information or other intellectual property used or held for use by Sellers exclusively in the Business as currently conducted, which are listed on Schedule 2.1(c).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality or district; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Governmental Authorization” means any approval, consent, ratification, waiver, license, permit or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Globaldex Agreement” means the Supply Agreement entered into between Sellers and Globaldex International Corporation, dated July 25, 2016, for the supply of bandage products.

“Landlord” shall mean LIT Industrial Texas Limited Partnership, a Delaware limited partnership.

“Lease” shall mean the Lease Agreement dated December 22, 2008, as amended, by and between Derma Sciences, Inc. and Landlord, for property located at the Hardy Distribution Center, Harris County, Texas.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, by-law, principle of common law, regulation, statute, or treaty.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction or encumbrance of any kind in respect of such asset.

“Material Adverse Change” means a material adverse change in the Purchased Assets, the Assumed Liabilities, the Business or Buyer’s rights or obligations hereunder or as contemplated hereby, except for any such change resulting from (i) this Agreement, the transactions contemplated hereby or the announcement thereof, or (ii) changes in general economic or political conditions or the securities markets in general.

“Material Adverse Effect” means a material adverse effect on the Purchased Assets, the Assumed Liabilities, the Business or Buyer’s rights or obligations hereunder or as contemplated hereby, except for any such effect resulting from (i) this Agreement, the transactions contemplated hereby or the announcement thereof or (ii) changes in general economic or political conditions or the securities markets in general.

“Material Adverse Effect on Buyer” means a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby, except for any such effect resulting from changes in general economic or political conditions or the securities markets in general.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day business consistent with past custom and practice (including with respect to quantity, quality and frequency) of the relevant Person.

“Person” means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

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“Preclosing Inventory Report” means that certain report, mutually acceptable to the Parties, of the physical count of the Purchased Inventory jointly conducted by Sellers and Purchaser on the Audit Date, setting forth: (i) a list of the Purchased Inventory existing as of the Audit Date; (ii) a statement itemizing the Average Actual Cost of such Purchased Inventory existing as of the Audit Date; and (iii) a statement setting forth the aggregate Average Actual Cost of all Purchased Inventory existing as of the Audit Date.

“Tax” and “Taxes” means any federal, state, local, foreign and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties.

SECTION 2.        SALE AND PURCHASE

2.1          Purchased Assets. Subject to the provisions of this Agreement, at the Closing (as defined in Section 4 hereof), Sellers shall sell, convey, transfer, assign and deliver to Buyer all right, title and interest in and to the following assets, properties, interests and business of Sellers owned, used or held for use exclusively in the operations of the Business as currently conducted (except for the Excluded Assets, as defined in Section 2.2) (collectively, the “Purchased Assets”):

(a)          The saleable inventory, work-in-progress, finished goods and raw materials of the Business, which shall consist of the following product lines: first aid products and certain personal care products listed on Schedule 2.1(a) as mutually agreed upon by the Parties (collectively, the “Purchased Inventory”);

(b)          Sellers’ current customer lists used or held for use by Sellers exclusively in the operation of the Business as currently conducted (the “Customer Lists”);

(c)          Sellers’ right, title and interest in and to the Business Intellectual Property listed on Schedule 2.1(c);

(d)          Sellers’ right, title and interest in and to the Fixed Assets listed on Schedule 2.1(d) (collectively, the “Fixed Assets”);

(e)          Sellers’ right, title and interest in and to the contracts and agreements which are listed on Schedule 2.1(e) (the “Transferred Contracts”);

(f)          all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent relating to the Business and transferable to Purchaser, including those listed in Schedule 2.1(f);

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(g)          Sellers’ right, title and interest in and to any records, management reports, studies and all other corporate and financial books and records specifically relating to the Business, the marketing of its products and prospective and lost customers, including the following: product information, specifications, research and development reports and records, production reports and records, service and warranty records, equipment logs, quality assurance and regulatory reports and records, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records (all in the state in which such records and information presently exists); and

(h)          all claims of Sellers against third parties relating to any of the foregoing, whether choate or inchoate, known or unknown, contingent or non-contingent.

2.2          Excluded Assets. Notwithstanding anything to the contrary in Section 2.1 or elsewhere in this Agreement, expressly excluded from the sale to Buyer are all of Sellers’ assets other than those set forth in Section 2.1 (the “Excluded Assets”), including but not limited to the following assets:

(a)          all assets of Sellers not used or held for use exclusively in connection with the Business, including the assets used or held for use in the operation of Derma Sciences, Inc.’s other businesses, including without limitation, its traditional wound care (outside of first aid and certain personal care products referenced on Schedule 2.1(a)) and advanced wound care businesses;

(b)          all of Sellers’ cash, cash equivalents, deposits and bank accounts;

(c)          inventory of Sellers other than the Purchased Inventory;

(d)          all accounts receivable of Sellers;

(e)          any rights or claims of Sellers under any intercompany receivables, obligations, agreements or arrangements relating to the Business between or among Sellers and any subsidiary or affiliate of Sellers; and

(f)          all corporate and financial books and records of the Sellers and all of Sellers’ contracts and policies of insurance (other than those relating to the Business that are included in the Purchased Assets).

2.3          Liabilities.

(a)          Buyer shall assume, at the Closing, (i) the obligations of the Company under the Transferred Contracts, but only to the extent such obligations arise after the Closing Date and do not arise from or relate to any breach by the Company of any provision of any of the Transferred Contracts; and (ii) the obligations expressly assumed under Sections 9.2 and 9.3 (collectively, the “Assumed Liabilities”).

(b)          Except for the Assumed Liabilities, and subject to Buyer’s indemnification obligations under Section 12.3, Buyer shall not assume or be bound by any obligations or liabilities of Sellers of any kind or nature whatsoever, whether known, unknown, accrued, absolute, contingent or otherwise, now existing or hereafter arising including, without limitation, the trade accounts payable of Sellers incurred in connection with the Business (the “Excluded Liabilities”).

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SECTION 3.        PURCHASE PRICE

3.1          Purchase Price. The purchase price for the Purchased Assets (the “Purchase Price”), shall be as described below, reduced by amounts paid by Buyer to Sellers at the Closing with respect to the Non-Competition and Non-Solicitation Agreement to be entered into between the parties on the date hereof in substantially the form attached hereto as Exhibit B (the “Non-Competition Agreement”). The Purchase Price shall include:

(a)          an amount equal to ****; plus

(b)          an amount equal to (i) the Average Actual Cost of the Purchased Inventory, as reflected in the Preclosing Inventory Report, less (ii) ****. At June 30, 2016, the Average Actual Cost of the Purchased Inventory was approximately $****; plus

(c)          an amount equal to the amount of prepaid royalties for periods on and after the Closing Date with respect to Transferred Contracts as of the Closing Date; less

(d)          an amount equal to the rebates and sales incentives accrued by Sellers as of the Closing Date and set forth on Schedule 3.1.

On the Closing Date, Buyer shall (i) pay to Sellers an amount in cash equal to Nine Million Five Hundred Thousand Dollars ($9,500,000), by wire transfer in immediately available funds to an account designated by Sellers by written notice to Buyer prior to the Closing Date (the “Closing Date Payment”), and (ii) deliver a promissory note substantially in the form of Exhibit C attached hereto (the “Promissory Note”) to Sellers in a principal amount equal to the balance of the Purchase Price (reduced by amounts paid by Buyer to Sellers at the Closing with respect to the Non-Competition and Non-Solicitation Agreement).

SECTION 4.        CLOSING

The closing of the purchase and sale provided for in this Agreement (the “Closing”) shall be held at the offices of Sellers (or via courier or facsimile or other electronic transmission), on a mutually agreed upon business day with reasonable promptness after the satisfaction or waiver of the conditions to Closing set forth herein (the date of such Closing, the “Closing Date”).

SECTION 5.        ALLOCATION OF PURCHASE PRICE

Buyer and Sellers hereby agree that the Purchase Price shall be allocated among the Purchased Assets in accordance with the allocation statement, the form of which is attached hereto as Schedule 5 (the “Tax Allocation Statement”) to be mutually agreed to by Buyer and Sellers at Closing, which reflects the allocation methodology required by Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations thereunder. Such allocation shall be binding upon Buyer and Sellers for all tax reporting purposes. At or as soon as practicable after the Closing, Buyer and Sellers shall execute IRS Forms 8594 in accordance with the allocation set forth in the Tax Allocation Statement and in compliance with Section 1060 of the Code and the rules and regulations thereunder. All tax returns and reports filed by Buyer and Sellers with respect to the transactions contemplated by this Agreement shall be consistent with the Tax Allocation Statement.

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SECTION 6.        REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the disclosure schedules (the “Schedules”) dated as of the date hereof and delivered herewith to Buyer, each Seller hereby severally and jointly represents and warrants to Buyer from the date hereof through the Closing Date:

6.1          Good Standing. Derma Sciences, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Derma First Aid Products is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

6.2          Authorization. Sellers have full right, power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by them pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Sellers of this Agreement and each such other agreement, document and instrument has been duly authorized by all necessary action of Sellers, and no other action on the part of Sellers is required in connection therewith. This Agreement and each agreement, document and instrument to be executed and delivered by Sellers pursuant to or as contemplated by this Agreement constitutes or will, when executed and delivered by Sellers, as applicable, constitute valid and binding obligations of Sellers, as applicable, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies.

6.3          Title; No Accrued Obligations. Sellers have, and shall convey to Buyer at Closing, good and marketable title to all of the Purchased Assets, free and clear of any and all Liens. All obligations of Sellers under the Transferred Contracts and the other Assumed Liabilities, whether existing on or prior to the Closing Date or arising after the Closing Date, to the extent relating to periods prior to the Closing Date, have been performed, satisfied and discharged in full by Sellers.

6.4          Litigation. Except as set forth on Schedule 6.4, there is no litigation, claim, investigation, action, suit or proceeding pending or, to the knowledge of Sellers, threatened against Sellers or any affiliate of Sellers relating to or affecting the Purchased Assets, the Assumed Liabilities or the Business, or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

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6.5          Non-Contravention. The execution, delivery and performance by Sellers of this Agreement and each such other agreement, document and instrument hereunder to which Sellers are a party and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) contravene or violate any provision of the charter or bylaws of Sellers (ii)  contravene or conflict with any provision of any law, regulation, judgment, injunction, order, permit or decree binding upon or applicable to Sellers, the Purchased Assets, the Assumed Liabilities or the Business, except as would not reasonably be expected to have a Material Adverse Effect; or (iii)  assuming the receipt of all the consents set forth on Schedule 6.5 (which consents shall have been obtained by Sellers at their sole expense and be in effect as of the Closing Date), constitute a default (with or without notice or lapse of time, or both) under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Sellers relating to the Purchased Assets, the Assumed Liabilities or the Business under any provision of the Transferred Contracts and/or any other material agreement, contract or other instrument binding upon Sellers.

6.6          Compliance with Law. Sellers’ operation of the Business and its ownership of the Purchased Assets is in compliance with all applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority, except for violations that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.7          Consents. Except as set forth on Schedule 6.7, no approval, consent, authorization or exemption from or filing with any person or entity is required to be obtained or made by Sellers in connection with the execution and delivery of this Agreement and each other agreement, document or certificate required to be delivered by Sellers hereunder and the consummation of the transactions contemplated hereby.

6.8          Customers.

(a)          All open purchase orders as of the Closing Date have been entered into in the ordinary course of business by Sellers and are valid and in full force and effect, and neither Sellers nor, to Sellers’ knowledge, any customer is in default of its obligations thereunder.

(b)          Schedule 6.8(b) lists the ten (10) largest customers (“Material Customers”) of Sellers with respect to the Business for the twelve (12) month period ended December 31, 2015 and sets forth opposite the name of each such Material Customer the gross sales to each such Material Customer for the twelve (12) month period ended December 31, 2015 and the payment terms offered to each such Material Customer. Except as set forth in Schedule 6.8(b), since January 1, 2015, no such Material Customer has canceled or otherwise terminated or materially reduced its business with Sellers or, to the knowledge of Sellers, intends to do so.

6.9          Vendors. Schedule 6.9 lists the ten (10) largest vendors of Sellers with respect to the Business (the “Material Vendors”) based on amounts paid by Sellers to such Material Vendor for the twelve (12) month period ended December 31, 2015. Schedule 6.9 sets forth opposite the name of each Material Vendor the amount paid by Sellers to such Material Vendor over such twelve (12) month period for materials, products or services provided to Sellers with respect to the Business. Sellers will have fully paid and satisfied each vendor of the Business with respect to the all accrued and unpaid amounts due as of the Closing Date. Except as set forth in Schedule 6.9, since January 1, 2015, no such Material Vendor has canceled or otherwise terminated or materially reduced its business with Sellers or, to the knowledge of Sellers, intends to do so.

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6.10        Fixed Assets. The Fixed Assets have been maintained in accordance with all applicable Legal Requirements and Sellers’ past practices and are in good and working condition.

6.11        Sales Register; Preclosing Inventory Report. The sales summary for the Business by product for the calendar years 2014 and 2015 and for the six (6) month period ended June 30, 2016 set forth on Schedule 6.11 fairly and accurately presents in all material respects gross sales dollars for the Business. The Average Actual cost system applied in the preparation of the Preclosing Inventory Report is consistent with Sellers’ past practices, and the Preclosing Inventory Report correctly and accurately sets forth the aggregate Average Actual Cost of the Purchased Inventory as of the Audit Date.

6.12        Business Intellectual Property.

(a)          Except as set forth in Schedule 2.1(c), each item of the Business Intellectual Property set forth on Schedule 2.1(c) is either: (i) owned solely by Sellers free and clear of any Liens, license or other restriction; or (ii) rightfully used and authorized for use by Sellers and its successors pursuant to a valid license, sublicense, agreement or permission. Sellers have all rights in the Business Intellectual Property necessary to conduct the Business as currently conducted.

(b)          Schedule 2.1(c) identifies all the Business Intellectual Property owned by Sellers and each license, agreement, or other permission that Sellers have granted to any third party with respect to any of the Business Intellectual Property (together with any exceptions). Sellers have delivered to Buyer correct and complete copies of all such registrations, applications, licenses, sublicenses, agreements and permissions (as amended to date). Schedule 2.1(c) also identifies each material item of Business Intellectual Property that any third party owns and that Sellers uses pursuant to a license, sublicense, agreement, or permission. Sellers have delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Business Intellectual Property identified on Schedule 2.1(c): (i) Sellers are not in violation of any license or other agreement to which Sellers are a party or otherwise bound relating to any of the Business Intellectual Property; (ii) none of the Business Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of Sellers, is threatened that challenges the legality, validity, enforceability, use, or ownership of the Business Intellectual Property; and (iv) Sellers have not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the Business Intellectual Property.

(c)          Sellers’ current use of the Business Intellectual Property does not infringe upon any other Person’s copyright, trade secret rights, patent, trademark, service mark or other intellectual property right. Except as set forth in Schedule 6.4, no claims or demands have been asserted in writing against Sellers by any Person (i) challenging the validity, enforceability, effectiveness or ownership by Sellers of any of the Business Intellectual Property or (ii) to the effect that Sellers’ current use, reproduction, modification, manufacture, distribution, licensing, sale, or any other exercise of rights in any of the Business Intellectual Property, interferes, infringes, misappropriates or violates any intellectual property right of any Person.

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(d)          To Sellers’ knowledge, no Person is interfering, infringing, misappropriating or violating any of Sellers’ rights in and to the Business Intellectual Property.

6.13        Absence of Certain Changes.

(a)          From December 31, 2015 through the Closing Date, Sellers have conducted the Business only in the ordinary course and consistent with past practices, and except as disclosed in Schedule 6.13 there has not been any:

(i)          Material Adverse Change,

(ii)         damage, destruction or loss, whether or not covered by insurance, affecting the Purchased Assets and/or the Business; or

(iii)        any acceleration of any sales to any customer of the Business in anticipation of the Closing Date.

(b)          From the Audit Date through the Closing Date, there has been no change in the Purchased Inventory (e.g., amounts, values, etc.) as described in the Preclosing Inventory Report.

6.14        Product Warranty. The Purchased Inventory has been manufactured in conformity with applicable contractual commitments, and Sellers have no material liability for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, leased, or delivered by Sellers which is included in the Purchased Assets is subject to any guaranty, express warranty or other indemnity except as set forth in Schedule 6.14.

6.15        Product Liability. Neither Sellers nor any of their subsidiaries have any liability arising out of any injury to individuals or property as a result of the manufacture, sale, possession or use of the Purchased Inventory and, to Sellers’s knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any such liability.

6.16        Product Recalls. Except as set forth on Schedule 6.16, there have been no product recalls, withdrawals, off-sale orders, warning letters or seizures with respect to any products or items included in the Purchased Inventory.

6.17        Insurance. Sellers maintain, on an occurrence basis, fire and casualty, workers compensation, general liability, business interruption, and product liability insurance with coverage, limits, deductibles and with such companies as are usual and customary in Sellers’ industry. Sellers have asserted no claims against any third parties which are currently pending.

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6.18        Taxes. Sellers have timely filed (taking into account any extension of time to file granted or obtained) all federal, state, local and foreign returns, reports, estimates, information statements or other documents or information (“Returns”) required to be filed by, or with respect to, the income or operations of the Business and the ownership of the Purchased Assets on or prior to the Closing Date, and such Tax Returns are and will be true, correct and complete in all material respects. Sellers have withheld and paid all Taxes required by applicable Legal Requirements to be withheld and paid in connection with the income or operations of the Business and the ownership of the Purchased Assets prior to the Closing Date.

6.19        Broker/Finder’s Fees. Sellers have not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

6.20        Disclosure. No representation or warranty made in this Agreement as modified by the Schedules hereto by the Sellers contains or will contain as of the Closing Date any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

SECTION 7.        REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in Buyer’s Schedules dated as of the date hereof and delivered herewith to Sellers, Buyer hereby represents and warrants to Sellers as of the date hereof:

7.1          Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York with all corporate powers and all governmental licenses, authorizations, consents and approvals required to own or lease its properties and to conduct its businesses in the manner and in the places where such properties are owned or leased or such business is conducted.

7.2          Authorization. Buyer has the full right, power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Buyer pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each such other agreement, document and instrument has been duly authorized by all necessary action of Buyer, and no other action on the part of Buyer is required in connection therewith. This Agreement and each agreement, document and instrument to be executed and delivered by Buyer pursuant to or as contemplated by this Agreement constitutes or will, when executed and delivered by Buyer, constitute valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies.

7.3          Litigation. Except as set forth on Schedule 7.3, there is no litigation, claim, investigation, action, suit or proceeding pending or, to the knowledge of Buyer, threatened against Buyer or any affiliate of Buyer which if adversely determined, individually or in the aggregate, with all other litigation, claims, investigations, actions, suits or proceedings, would have a Material Adverse Effect on Buyer.

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7.4           Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and each such other agreement, document and instrument hereunder to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) contravene or violate any provision of the charter or bylaws of Buyer, or (ii)  contravene or conflict with any provision of any law, regulation, judgment, injunction, order, permit or decree binding upon or applicable to Buyer or its businesses or subsidiaries, except as would not reasonably be expected to have a Material Adverse Effect on Buyer.

7.5           Consents. Except as set forth on Schedule 7.5, no approval, consent, authorization or exemption from or filing with any person or entity is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement and each other agreement, document or certificate required to be delivered by Buyer hereunder and the consummation of the transactions contemplated hereby.

7.6           Finder’s Fees. Except as set forth on Schedule 7.6, Buyer has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

7.7           Resale of Purchased Inventory. Buyer is purchasing the Purchased Inventory for resale to its customers in the ordinary course of its business.

7.8           Disclosure. No representation or warranty made in this Agreement as modified by the Schedules hereto by Buyer contains or will contain as of the Closing Date any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

SECTION 8.        COVENANTS OF SELLERS

8.1           Confidentiality. Sellers hereby covenant and agree that Sellers, their affiliates and their respective officers, directors, agents and representatives will hold in strict confidence, and will not use or disclose (i) any Confidential Information or proprietary data obtained from Buyer, or (ii) any Confidential Information to the extent relating to the Purchased Assets, the Assumed Liabilities and/or the Business, in each case except as required by Legal Requirements. “Confidential Information” means any and all material, non-public, data, reports, financial information, interpretations, forecasts and records containing or otherwise reflecting information (x) to the extent relating to the Purchased Assets, the Assumed Liabilities, or the Business, or (y) that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically, or otherwise, or otherwise made available by observation, inspection or otherwise by Buyer or its representatives to the Sellers, their affiliates or their respective officers, directors, agents and representatives and which is reasonably considered by Buyer to be confidential or proprietary, including, but not limited to, information relating to its business, financial condition or business plan, except for information that is otherwise in the public domain. Notwithstanding the foregoing, the term “Confidential Information” shall not include information:

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(y) described in clause (i) of this Section 8.1 above which Sellers can demonstrate (a) is known by or is in the possession of Sellers free of any obligation to keep it confidential, (b) that has been or which becomes publicly known through no wrongful act of Sellers, (c) which is rightfully received by Sellers from a third party who is under no obligation of confidence to Buyer, (d) which is independently developed by Sellers without resort to the information that has been disclosed pursuant to this Agreement, (e) is required by any applicable Legal Requirement to be disclosed, or (f) is approved in writing by Buyer for release to third parties; or

(z) described in clause (ii) of this Section 8.1 above which Sellers can demonstrate (a) have been or which becomes publicly known through no wrongful act of Sellers, (b) is required by any applicable Legal Requirement to be disclosed, or (c) is approved in writing by Buyer for release to third parties.

8.2          Pre-Closing Covenants of Sellers. Sellers covenant and agree that from the date hereof through the Closing Date:

(a)          Consummation of Transaction. Sellers shall use their best efforts and proceed diligently (i) to cause the Transaction to be consummated as soon as possible in accordance with the terms hereof, and (ii) to promptly apply for and obtain all of the consents required hereunder as soon as possible prior to the Closing.

(b)          Conduct of Business. Sellers shall operate and conduct the Business in the Ordinary Course of Business consistent with past practice, and as necessary to cause all of the representations and warranties set forth in Section 6 above to be true and correct from the date hereof through the Closing Date. Without limiting the generality of the foregoing, Sellers shall not, and Sellers shall have prohibited and shall prohibit the Business from causing or permitting, directly or indirectly, any state of affairs, action or omission violating Section 6.13 above without the prior written consent of Buyer. Without limiting the foregoing sentence, Sellers shall: (A) preserve intact the Purchased Assets, the Business, the present business organization and reputation of the Business, including the payment and discharge of liabilities in accordance with the Ordinary Course of Business; ( B) comply in all respects with all of its obligations under any Transferred Contract, and on the Closing Date pay all amounts due (whether or not then payable) under any Transferred Contract through the Closing Date; (C) comply in all respects with all applicable laws relating to the Business and the Purchased Assets; (D) promptly following receipt thereof, give Buyer copies of any notice or correspondence received from any government authority/agency or other Person alleging any violation of any such law or contract or in connection with or relating to the Business, the Purchased Assets or the consummation of the Transaction; (E) as to any employee contemplated to be a Hired Employee hereunder (x) keep available (subject to ordinary course resignations and retirements) the services of such employee, (y), pay all wages, salaries and other sums due to each such employee, and (z) not (other than in the ordinary course of business) provide or agree to provide any material increase in the salary or benefits of, any such employee; (F) not subject any of the Purchased Assets to any lien, security interest, or other encumbrance (except as will be satisfied and discharged of record by Seller on or prior to Closing); (G) maintain all of the Purchased Assets in accordance with all applicable laws and in good working order and in substantially the same condition as on the date hereof; (H) maintain the goodwill of employees, customers, vendors, suppliers, partners, lenders and others with whom Seller has a business relationship in connection with the Business; (I) continue all current sales, marketing and promotional activities relating to the Business; and (J) maintain all consents, licenses, permits and approvals required to carry on the Business as currently conducted.

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(c)          Notice. Sellers will confer on a regular and frequent basis with Buyer to report on operational matters and the general status of the ongoing business, operations and finances of the Business.

(d)          Notice and Cure. Sellers will promptly notify Buyer in writing of, and contemporaneously will provide Buyer with true and complete copies of any and all information or documents relating to, and will use best efforts to cure as soon as practicable after it becomes known to Sellers, any event, transaction or circumstance that causes or will cause any covenant or agreement of Sellers under this Agreement to be breached or that renders or will render untrue any representation or warranty of Seller contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. No notice given under this Section 10.1(d) will have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or will in any way limit Buyer’s right to seek indemnification hereunder.

(e)          Maintenance of Insurance. Seller shall maintain, and shall not change or modify in any respect, its present insurance relating to the Business.

(f)          Assignment of Transferred Contracts. Sellers shall use commercially reasonable efforts to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to effectuate the assignment of the Transferred Contracts prior to Closing. Sellers shall be responsible for paying any and all amounts owed and satisfying any other obligations under the Transferred Contracts for periods prior to the Closing Date and will remain responsible for any liabilities arising under Transferred Contracts for such periods. In addition, to the extent that any party to a Transferred Contract requests consideration or payments in addition to any consideration or amounts described in the Transferred Contract as a fee for approving the assignment of a Transferred Contract to Buyer (e.g., a “transfer premium,” “recapture payment,” “assignment fee” or “fees and costs related to consent to assignment”), Seller shall be solely responsible for such costs and will be required to pay such amounts to secure any required consent(s); provided that, to the extent the aggregate fees to be levied exceed One Hundred Fifty Thousand Dollars ($150,000) (the “Assignment Fee Threshold”), at Buyer’s option, (i) Buyer may waive Seller’s obligation to obtain consent to assignment with respect to one (1) or more Transferred Contracts (in Buyer’s sole discretion and to the extent required to avoid exceeding the Assignment Fee Threshold), and/or (ii) Buyer may require Buyer and Seller to negotiate in good faith to come to agreement with respect to the terms of assignment of such Transferred Contracts.

(g)          Update Schedules. Sellers shall promptly disclose to Buyer any information contained in Section 6 hereof or in the Sellers’ schedules to this Agreement which is no longer complete or correct (including furnishing updated financial statements). If such disclosures are based on new matters or new developments they shall be deemed to modify, amend or supplement the Seller’s representations or warranties for closing condition purposes, provided that if the matter disclosed is material Buyer shall have the right to terminate the Agreement. Any update that is based on matters existing as of the date of this Agreement shall not be deemed to modify, amend or supplement Sellers’ representations and warranties made herein.

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8.3          Payments with Respect to Purchased Inventory. Sellers hereby covenant and agree that, following the Closing, Sellers shall promptly remit to Buyer any and all proceeds received by Sellers after the Closing that are attributable to sales of the Purchased Inventory by Buyer or which are otherwise for the account of Buyer.

8.4          Payment of Accrued Bonuses to Transferred Employees. On the Closing Date, Sellers shall provide a true and correct schedule (the “Bonus Schedule”) setting forth the annual bonus, inclusive of payroll and similar taxes due thereon accrued with respect to each Transferred Employee as of the Closing Date (the “Accrued Bonus”). Sellers shall, as of the Closing Date, pay each Transferred Employee such Accrued Bonus, as applicable, and Sellers shall indemnify Buyer for any loss incurred by Buyer arising from Sellers’ failure to pay same to such Transferred Employees.

SECTION 9.        COVENANTS OF BUYER

Buyer hereby covenant and agree with Sellers as follows:

9.1          Confidentiality. Following the Closing Date, Buyer will, and will cause each of their affiliates and representatives to maintain the confidentiality of all confidential documents and information concerning Sellers and any businesses of Sellers (except to the extent relating to the Purchased Assets, the Assumed Liabilities and/or the Business,) furnished to Buyer or its affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by Buyer, (ii) in the public domain through no fault of Buyer, (iii) later lawfully acquired by Buyer from sources other than Sellers or (iv) required to be disclosed by judicial or administrative process or by other requirements of law.

9.2          Employees.

(a)          Sellers shall terminate the employment of each of the employees set forth on Schedule 9.2 attached hereto (collectively, the “Business Employees”) as of the end of business on the Closing Date. Upon the Closing, the Buyer shall offer or cause to be offered, to each Business Employee, employment (subject to the usual and customary interview and screening process used by such entity making such offer) at a compensation (salary or hourly wage, as applicable) at least equal to such Business Employee’s current compensation from Sellers and with benefits that are at least equal to the benefits offered by Buyer (or such other entity making such offer) to similarly situated employees. Any Business Employee accepting the Buyer’s offer of employment shall be referred to herein as a “Transferred Employee.” Buyer shall provide Sellers with prompt notice if any employee that does not accept Buyer’s offer of employment.

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(b)          It is understood that Buyer shall not be deemed to have assumed or be responsible for (i) except to the extent explicitly provided herein, any accrued salary and wages earned by any Transferred Employee, vacation, sick and personal days accrued and payable (in accordance with Transferor’s past practices and to the extent required by applicable law) for each such employee, through the Closing Date (which amount Sellers shall pay to each Transferred Employee no later than the Closing Date), or (ii) any disability or workers’ compensation benefits for any Transferred Employee on leave of absence pursuant to Transferor’s Family and Medical Leave of Absence Policy or due to a work-related injury or illness that are receiving such benefits as of the Closing Date. Sellers shall remain liable for all group health plan continuation coverage pursuant to the requirements of Section 601, et seq. of ERISA and Section 4980B of the Code (“COBRA”), for all of its employees to whom it is required to offer the same under applicable law. Sellers acknowledge and agree that Buyer is not assuming any of Sellers’ obligations to its employees and/or qualified beneficiaries under COBRA or otherwise.

(c)          Buyer shall have no obligation or responsibility for any liabilities or obligations of Sellers relating to (1) any Sellers’ employee who is not a Transferred Employee, and/or (2) any Transferred Employee for any period prior to such Transferred Employee becoming an employee of the Buyer or Buyer’s warehouse vendor.

(d)          Nothing in this Section 9.2 shall be deemed to make any employee of Sellers a third party beneficiary of any term or provision of this Agreement.

(e)          Sellers hereby consent to the hiring of any such Business Employee by Buyer and waives, with respect to the employment by Buyer of such employees, any claims or rights Sellers may have against Buyer or any such employee under any non-competition, confidentiality or employment agreement. Between the Closing Date and the one year anniversary date thereof, neither Sellers nor any affiliate of Sellers shall, directly or indirectly, alone or in conjunction with any other party, solicit, induce or attempt to solicit or induce for employment or consulting or similar services or otherwise engage or employ any Transferred Employee. Nothing set forth in this paragraph (c) shall restrict a party from conducting general solicitations (including through advertisements and/or search firms) not directly targeted to prohibited individuals or to employ any prohibited individual who has not been employed by the other party for a period of at least 90 days.

(f)          Sellers shall indemnify and defend and hold Buyer harmless from any claim asserted against Buyer by any (i) Sellers’ employee who is not a Transferred Employee, and/or (ii) Transferred Employee in respect of, or arising during, any period prior to such Transferred Employee becoming an employee of the Buyer or Buyer’s warehouse vendor. Buyer shall indemnify and defend and hold Sellers harmless from any claim asserted against Sellers by any Transferred Employee to the extent such claim relates to matters arising from and after such Transferred Employee became an employee of the Buyer or Buyer’s warehouse vendor.

9.3           Intentionally omitted.

9.4           Payments with Respect to Excluded Assets. Buyer shall promptly remit to Sellers all monies received by Buyer or any of its affiliates following the Closing Date in payment for any Excluded Assets, including payments on account of accounts receivables and trade receivables of Sellers not acquired by Buyer under the terms of this Agreement. Payments remitted to Sellers pursuant to this Section 9.4 shall be in the form received by Buyer or any of its affiliates.

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SECTION 10.      COVENANTS OF SELLERS, BUYER

10.1        Cooperation.

(a)          Subject to Section 12.4, in the event that a claim is asserted against Buyer or its directors or officers with respect to events or conditions occurring or existing in connection with, or arising out of, the operation of the Business prior to the Closing, the ownership, possession, use or sale of the Purchased Assets prior to the Closing, or the Assumed Liabilities Sellers shall reasonably cooperate with Buyer in the defense of any such claim; provided that, if such claim does not give rise to a claim for indemnity against Sellers pursuant to Section 12, such cooperation shall be at the sole cost and expense of Buyer.

(b)          Subject to Section 12.4, in the event that a claim is asserted against Sellers or its officers or directors with respect to events or conditions occurring or existing in connection with, or arising out of, the operation of the Business after the Closing, or the ownership, possession, use or sale of the Purchased Assets after the Closing, Buyer shall reasonably cooperate with Sellers in the defense of any such claim; provided that, if such claim does not give rise to a claim for indemnity against Buyer pursuant to Section 12, such cooperation shall be at the sole cost and expense of Sellers.

10.2        Further Assurances. Following the Closing, each of the parties hereto agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to evidence or otherwise facilitate the implementation of the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Assets.

10.3        Post-Closing Tax Matters. After the Closing, upon reasonable prior notice, Buyer, on the one hand, and Sellers, on the other hand, agree to furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants such information relating to the Purchased Assets as is reasonably necessary for financial reporting and accounting matters relating to the Purchased Assets, the preparation and filing of any tax returns, reports or forms relating to the Purchased Assets and the defense of any tax or other claim or assessment relating to the Purchased Assets; provided, however, that such assistance does not unreasonably disrupt the normal operations of Buyer, in the case of assistance given to Sellers, or Sellers, in the case of assistance given to Buyer.

10.4        Transition Services. The Sellers agrees to perform the corporate overhead and accounting transition services as requested by Buyer for a period set forth in the terms of the Transition Services Agreement attached hereto as Exhibit D (the “Transition Services Agreement”), at the cost to Buyer set forth therein.

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10.5        Brazilian Sales. The Sellers agree that, after the Closing, in the event that Buyer is prohibited from operating that portion of the Business relating to sales of product in Brazil due to Buyer’s inability to obtain the necessary registrations, Sellers shall use their best efforts to transfer their registrations to Buyer and, to the extent such registrations cannot be transferred, Sellers shall, themselves, sell such product in Brazil on Buyer’s behalf until Buyer can obtain the requisite registrations.

SECTION 11.      CONDITIONS TO CLOSING

11.1        Conditions to Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

(a)          Representations; Warranties; Covenants. Each of the representations and warranties of Sellers contained in Section 6 shall be true and correct in all material respects at all times from the date hereof through the Closing Date; and Sellers and Sellers Parent shall, on or before the Closing, have performed all of their obligations hereunder which by the terms hereof are to be performed on or before the Closing.

(b)          Bill of Sale. Sellers shall have executed and delivered the Bill of Sale in substantially the form attached hereto as Exhibit E.

(c)          Non-Competition Agreement. Sellers shall have executed and delivered the Non-Competition Agreement.

(d)          Lease. Sellers shall have executed the Assignment of the Lease.

(e)          Globaldex Agreement. Buyer shall have assumed Sellers’s obligations under the Globaldex Agreement, if such agreement has been executed as of the Closing Date, in a form acceptable to Buyer.

(f)          Transition Services Agreement. Seller shall have executed the Transition Services Agreement.

(g)          Secretary’s Certificate. Sellers shall have delivered to Buyer a certificate of their respective Secretaries, dated as of the Closing Date which shall certify (A) the resolutions adopted by their respective Boards of Directors and stockholders (if applicable) authorizing Sellers to consummate all of the transactions contemplated hereby and (B) the names of the officers of Sellers authorized to sign this Agreement and the other documents, instruments or certificates to be delivered pursuant to this Agreement by Sellers, together with the true signatures of such officers.

(h)          Intercreditor and Subordination Agreement. Sellers and HSBC Bank shall have executed an Intercreditor and Subordination Agreement that is usual and customary in the industry and reasonably satisfactory to Buyer.

(i)          Good Standing Certificate. Sellers shall have delivered to Buyer certificates from the Secretary of the State of Delaware and Commonwealth of Pennsylvania, dated as of a recent date prior to the Closing, as to the good standing of Sellers in Delaware and Pennsylvania, respectively.

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(j)          Consents. Sellers shall have obtained the consents listed in Schedule 6.7.

(k)          Releases. Sellers shall have delivered to Buyer at or prior to the Closing instruments releasing any liens on the Purchased Assets.

(l)          Litigation. No litigation shall be pending or threatened in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby or that has had or would reasonably be expected to have a Material Adverse Effect.

11.2         Conditions to Obligations of Sellers. The obligation of Sellers to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

(a)          Representations; Warranties; Covenants. Each of the representations and warranties of Buyer contained in Section 7 shall be true and correct in all material respects at all times from the date hereof through the Closing Date; and Buyer shall, on or before the Closing, have performed all of their obligations hereunder which by the terms hereof are to be performed on or before the Closing.

(b)          Purchase Price. Buyer shall have delivered to Sellers the Closing Date Payment and the Promissory Note.

(c)          Non-Competition Agreement. Buyer shall have executed and delivered the Non-Competition Agreement.

(d)          Security Agreement. Buyer shall have executed a Security Agreement in form and substance reasonably acceptable to Sellers granting a second priority security interest in all of Buyer’s personal property.

(e)          Guarantee. Gerard LoDuca shall have executed a Guaranty of Payment of the Promissory Note in form and substance reasonably acceptable to Sellers.

(f)          Assignment of Lease. Buyer shall have executed the Assignment of the Lease.

(g)          Consents. Buyer shall have obtained the consents listed in Schedule 7.6.

(h)          Good Standing Certificate. Buyer shall have delivered to Sellers a certificate from the Secretary of State of the State of New York, dated as of a recent date prior to the Closing, as to the good standing of Buyer in the State of New York.

(i)          Secretary’s Certificates. Buyer shall have delivered to Sellers a certificate of such party’s corporate Secretary dated as of the Closing Date which shall certify (A) the resolutions adopted by such party’s Board of Directors and stockholders (if applicable) authorizing such party to consummate all of the transactions contemplated hereby, (B) the charter and by-laws of such party and (C) the names of the officers of such party authorized to sign this Agreement and the other documents, instruments or certificates to be delivered pursuant to this Agreement by such party, together with the true signatures of such officers.

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SECTION 12.      SURVIVAL; INDEMNIFICATION

12.1        Survival. The covenants, agreements, representations and warranties of the parties in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive for eighteen (18) months following the Closing Date, or in the case of Sections 6.1 (Good Standing), 6.2 (Authorization), 6.3 (Title), 6.12 (Business Intellectual Property), 6.16 (Product Recalls), 7.1 (Good Standing), 7.2 (Authorization) 8.1 (Confidentiality) and 9.1 (Confidentiality) until expiration of the applicable statute of limitations, if any, or if there is none, indefinitely (the “Indemnification Cut-Off Date”). Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 12.2 or Section 12.3 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

12.2        Indemnification By Sellers.

(a)          Sellers, severally and jointly, hereby indemnify Buyer and its directors and officers (collectively, the “Buyer Indemnified Parties” and, individually, a “Buyer Indemnified Party”) from and against any and all damage, loss, diminution in value, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (“Losses”) incurred or suffered by any such Buyer Indemnified Party which arises out of (i) any breach of any representation, warranty or covenant of Sellers in this Agreement or any other agreement executed in connection herewith, (ii) the Excluded Liabilities, (iii) any product recalls, withdrawals, off-sale orders, warning letters or seizures with respect to any products or items included in the Purchased Inventory, (iv) any Losses incurred by a Buyer Indemnified Party as a result of Sellers’ failure to obtain any approvals, consents, authorizations and exemptions from and filings referenced on Schedule 6.7, (v) any inaccuracies contained in Schedule 3.1, (vi) any Losses incurred by a Buyer Indemnified Party with respect to Sellers’ obligations under Section 8.4, and (vii) any claims arising out of or relating to Sellers’ post-Closing obligations hereunder.

(b)          Limitation of Sellers’ Indemnification. Notwithstanding the provisions of Section 12.2(a):

(i)          Sellers Parent shall not be liable to any Buyer Indemnified Parties under Section 12.2(a)(i) unless the aggregate Losses incurred by Buyer Indemnified Parties with respect to all matters for which indemnification is to be provided under such Section exceeds Fifty Thousand Dollars ($50,000) in the aggregate (the “Threshold”), in which case Sellers shall be liable to the Buyer Indemnified Parties under such Section for all Losses in excess of such Threshold up to the amount of the Sellers Cap (as such term is defined below);

(ii)         Except as set forth below, the maximum amount payable to all Buyer Indemnified Parties for Losses in respect of claims made by Buyer Indemnified Parties under Section 12.2(a)(i) shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000) (the “Sellers Cap”);

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(iii)        Sellers will have no liability under any provision of this Agreement for any Losses to the extent that such Losses relate to actions taken or not taken by Buyer after the Closing. After the Closing, Buyer will take all reasonable steps to mitigate all Losses upon and after becoming aware of any event or circumstance that could reasonably be expected to give rise to any Losses with respect to which indemnification may be required hereunder;

(iv)        Any liability for indemnification under Section 12.2(a) shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty or covenant;

(v)         Except as set forth herein, Sellers shall not be obligated to provide indemnification hereunder with respect to any claim made after the Indemnification Cut-Off Date;

(vi)        Upon making any payment to any Buyer Indemnified Party for any indemnification claim pursuant to this Section 12, Sellers will be subrogated, to the extent of such payment, to any rights that the Buyer Indemnified Party may have against other Persons (other than another Buyer Indemnified Party) with respect to the subject matter of such indemnification claim.

12.3        Indemnification By Buyer.

(a)          Buyer hereby indemnifies Sellers, and their controlling stockholders, directors, officers and employees (collectively, the “Sellers Indemnified Parties” and, individually, a “Sellers Indemnified Party”) from and against any and all Losses incurred or suffered by any such Sellers Indemnified Party which arises out of (i) any breach of any representation, warranty or covenant made by Buyer in this Agreement or any other agreement executed in connection herewith or (ii) the operation of the Business and/or ownership of the Purchased Assets from and after the Closing (iii) any claims arising out of or relating to Buyer’s post- Closing obligations under the Transferred Contracts or the Assumed Liabilities.

(b)          Limitation of Buyer Indemnification. Notwithstanding the provisions of Section 12.3(a):

(i)          Sellers Indemnified Parties shall not be entitled to indemnification for Losses in respect of claims made pursuant to Section 12.3(a)(i) unless the total of all Losses in respect of such claims made by such Sellers Indemnified Parties shall exceed Fifty Thousand Dollars ($50,000) in the aggregate (the “Buyer Deductible”), whereupon, only Losses in respect of such claims above such amount shall be recoverable by Sellers Indemnified Parties in accordance with the terms hereof;

(ii)         except as set forth below, the maximum amount payable to all Sellers Indemnified Parties for Losses in respect of claims made by Sellers Indemnified Parties under Section 12.3(a)(i) shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000) (the “Buyer Cap”);

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(iii)        Sellers Indemnified Parties shall take all reasonable steps to mitigate Losses for which indemnification may be claimed by them pursuant to this Agreement upon and after becoming aware of any event that could reasonably be expected to give rise to any such Losses. Any liability for indemnification under Section 12.3(a) shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty or covenant;

(iv)        Except as set forth herein, Buyer shall not be obligated to provide indemnification hereunder with respect to any claim made after the Indemnification Cut-Off Date;

(v)         Buyer shall not in any event be liable under this Section 12.3, and no claim for indemnification may in any event be asserted against Buyer under this Section 12.3, for any incidental or consequential damages by reason of a breach of any representation, warranty, covenant or indemnity contained herein;

(vi)        There shall be no Indemnification Cut-Off Date, and no Buyer Cap, for Claims arising out of or relating to Buyer’s post- Closing obligations under the Transferred Contracts or the Assumed Liabilities; and

(vii)       Upon making any payment to any Sellers Indemnified Party for any indemnification claim pursuant to this Section 12, Buyer will be subrogated, to the extent of such payment, to any rights that Sellers Indemnified Party may have against other Persons (other than another Sellers Indemnified Party) with respect to the subject matter of such indemnification claim.

12.4        Notice; Payment of Losses; Defense of Claims.

(a)          Notice of Claims. Promptly after receipt by an indemnified party of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the indemnified party shall give notice thereof in writing (a “Claim Notice”) to the indemnifying party, but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except (i) to the extent that the indemnifying party shall have been materially prejudiced as a result of the failure or delay in giving such Claim Notice and (ii) that no indemnification will be payable to an indemnified party with respect to any claim for which the Claim Notice is given after the Indemnification Cut-Off Date for such claim. Such Claim Notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted.

(b)          Third Party Claims. In the case of any third party claim, if within ten (10) business days after receiving the notice described in the preceding paragraph the indemnifying party gives written notice (the “Defense Notice”) to the indemnified party stating that (i) it may be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful and (ii) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense, then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party which consent shall not be unreasonably withheld) and the indemnified party shall not be required to make any payment with respect to such claim, liability or expense as long as the indemnifying party is conducting a good faith defense at its own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification.

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The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided the indemnifying parties’ obligation to indemnify the indemnified party therefore will be fully satisfied. The indemnifying party shall keep the indemnified party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request and shall consult with the indemnified party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party.

If no Defense Notice is given by the indemnifying party, or if a good faith defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party), and shall have the right to compromise or settle such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

12.5         Right of Set-off. Should the Seller agree or a court of applicable jurisdiction determine that a Buyer Indemnified Party has incurred a Loss subject to indemnification by Seller hereunder, Buyer may (in Buyer’s sole discretion) off-set against amounts payable by Buyer under the Promissory Note an amount equal to such Losses (or such lesser principal amount as may then be payable by Buyer to Seller under the Promissory Note); provided however, that such right to off-set shall at all times be subject to the Sellers Cap herein provided. The parties hereto acknowledge and agree that the off-set of Losses against amounts payable by Buyer under the Promissory Note pursuant to this Section 12.5 shall not limit or otherwise affect any rights which such Buyer Indemnified Parties may otherwise have pursuant to this Agreement, and that the right to off-set set forth in this Section 12.5 does not constitute an exclusive remedy for Losses of a Buyer Indemnified Party hereunder. Accordingly, in the event that the amounts off-set against amounts payable by Buyer under the Promissory Note to Seller pursuant to this Section 12.5 are insufficient to satisfy the amounts due to such Buyer Indemnified Parties under this Article 12, Seller and Seller Parent shall be liable to such Buyer Indemnified Parties for all such amounts in accordance with the terms of this Agreement. The remedy provided herein shall not be exclusive, and any Buyer Indemnified Parties may elect to pursue other remedies available at law, in equity or as provided in this Agreement in lieu of, or in addition to, such remedy.

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12.6         Purchase Price Adjustment. All indemnification payments made under this Agreement shall be treated as adjustments to the Purchase Price.

12.7         Exclusive Remedy. Except as otherwise set forth in this Agreement, after the Closing, this Section 12 shall provide the sole and exclusive remedy for claims for indemnification for Losses arising from a breach of the representations and warranties, covenants or other agreement or any other claim arising out of this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Agreement shall limit the remedy available to a party for (i) claims arising out of fraud, intentional misrepresentation or willful breach or (ii) claims arising out of Sections 8.1 (Confidentiality) and 9.1 (Confidentiality).

SECTION 13.       MISCELLANEOUS

13.1         Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery, if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient’s fax machine) of receipt by the recipient of such notice:

If to Buyer, to:

Dukal Corporation
2 Fleetwood Court
Ronkonkoma, New York 11779
Attention: Rick Kinsella
Phone: (631) 656-3800

with a copy to:

Garfunkel Wild, P.C.
111 Great Neck Road, 6th Floor
Great Neck, New York 11021
Attention: B. Scott Higgins, Esq.
Phone: (516) 393-2254

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If to Sellers, to:

Derma Sciences, Inc.
Attn: Stephen T. Wills
214 Carnegie Center, Suite 300
Princeton, NJ 08540
swills@dermasciences.com

with a copy to:

Derma Sciences, Inc.
Attn: Martin J. Conroy
214 Carnegie Center, Suite 300
Princeton, NJ 08540
mconroy@dermasciences.com

13.2        Amendments; No Waivers.

(a)          Any provision of this Agreement may be amended prior to the Closing Date if, and only if, such amendment is in writing and signed by each of the parties hereto. Any provision of this Agreement may be waived by any of the parties hereto if the waiver is in writing and signed by the party to be bound.

(b)          No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

13.3        Expenses. Except as expressly provided hereunder, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

13.4        Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

13.5        Governing Law; Consent to Jurisdiction. Except as otherwise provided in this Agreement, all disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of New Jersey and of the United States district courts for the District of New Jersey (the “Chosen Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum.

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13.6        Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

13.7        Entire Agreement. This Agreement and each agreement, document and instrument to be delivered pursuant to this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. None of the provisions of this Agreement, or the agreements, documents and instruments to be delivered pursuant to this Agreement, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

13.8        Bulk Sales Laws. Buyer and Sellers each hereby waive compliance by Sellers with the provisions of the “bulk sales”, “bulk transfer” or similar laws of any state.

13.9        Taxes Related to Transfer of Purchased Assets. Buyer shall be responsible for any transfer, documentary, sales, use, stamp, or other Taxes assessed upon or with respect to the transfer of the Purchased Assets to Buyer and any recording or filing fees with respect thereto.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first set forth above.

BUYER:

DUKAL CORPORATION

By:	/s/ Gerard LoDuca
Name: Gerard LoDuca
Title: President

SELLERS:

DERMA SCIENCES, INC.

By:	/s/ Stephen T. Wills
Name: Stephen T. Wills
Title: CEO

DERMA FIRST AID PRODUCTS, INC.

By:	/s/ Stephen T. Wills
Name: Stephen T. Wills
Title: CEO

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EXHIBIT A

ASSIGNMENT OF LEASE

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EXHIBIT B

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

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EXHIBIT C

PROMISSORY NOTE

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EXHIBIT D

TRANSITION SERVICES AGREEMENT

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EXHIBIT E

BILL OF SALE

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